Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261241) of our report dated April 1, 2026, relating to the consolidated financial statements of Sono Group N.V. (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.

Glastonbury, Connecticut

April 1, 2026